Tony Sanchez to Join Sierra Pacific Resources as Senior VP on August 1, Company Also Announces Pat Shalmy to Retire in February 2008

LAS VEGAS--(BUSINESS WIRE)--July 5, 2007--Sierra Pacific Resources (NYSE:SRP) today announced that Tony F. Sanchez III, currently a partner in the statewide law firm of Jones Vargas, will be joining the power company as a corporate senior vice president, effective August 1, 2007. The company also announced that Pat Shalmy, 65, corporate senior vice president, public policy and external affairs, and president of Nevada Power Company, will be retiring on February 29, 2008. At that time he will be succeeded by Sanchez as the corporate senior vice president of public policy and external affairs. A decision on the position of president, Nevada Power Company, will be made at a later date.

Sanchez, 41, has been with Jones Vargas since 1999, where his law practice has concentrated on energy and utility matters, governmental relations, lobbying, and administrative law. Like Shalmy, Sanchez not only is a respected member of the Nevada business community but also is heavily involved in many community and philanthropic activities.

Sierra Pacific Resources President Michael Yackira, who will become the company's chief executive officer on August 1, said, "I have worked closely with Tony Sanchez on numerous regulatory and legislative issues in recent years and know firsthand that he will be a valuable asset to our company and a worthy successor to carry on the tremendous contributions and leadership that Pat Shalmy has given to our organization."

Walter Higgins, Sierra Pacific Resources' chairman and chief executive officer who, as previously announced, is retiring as CEO but will remain as chairman of the board, said, "Pat Shalmy joined our company in 2002 during a most difficult period and has been instrumental in our company's dramatic recovery. Our entire company, and I personally, want to extend our thanks and gratitude for everything he has, and will continue to do, as we move forward. I know Pat and Tony know each other well, both personally and professionally, and will be working closely in coming months to make this an ideal transition."

Sanchez, born and raised in Las Vegas, is a 1988 graduate of UNLV with a B.A. in Political Science. He received his law degree from Arizona State University in 1991. After a one-year judicial clerkship, he was associate legislative counsel handling energy and natural resource issues for Nevada's then-U.S. Senator Richard H. Bryan (1992-1995) in Washington, D.C. He was assistant general counsel for the Nevada Public Utilities Commission from 1995 to 1998 before becoming executive assistant to then-Nevada Governor Bob Miller. He joined Jones Vargas at the conclusion of Gov. Miller's term in 1999.

Sanchez has strong roots in the community where he currently serves on the boards of the Latin Chamber of Commerce (president 2002-2004), Nevada Partners, the Latino Bar Association, UNLV Alumni Association and Clark County Pro Bono Foundation. He also serves as a member of the Nevada State College Diversity Board and the UNLV Task Force on Equity & Diversity. Additionally, he has served on the boards of the Las Vegas Chamber of Commerce and United Way of Southern Nevada and has been recognized as the Latin Chamber's Hispanic of the Year, and the American Diabetes Association's Person of the Year. Most recently, he was named to the 2007 list of "The Best Lawyers in America."

Sanchez and his wife, Elaine, reside in Las Vegas with their two children, Antonio and Tomas.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada.

CONTACT: Sierra Pacific Resources
Andrea Smith, 702-367-5843 (Media)
Britta Carlson, 702-367-5624 (Analyst)

SOURCE: Sierra Pacific Resources